Exhibit 99.1

World Acceptance Corporation Reports Improved Third Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--January 28, 2014--World Acceptance Corporation (NASDAQ: WRLD) today reported improved financial results for its third fiscal quarter and nine months ended December 31, 2013.

Net income for the third quarter increased 11.0% to $23.0 million compared to $20.7 million for the same quarter of the prior year. Net income per diluted share increased 25.3% to $1.98 in the third quarter of fiscal 2014 compared to $1.58 in the prior year quarter. Total revenues increased to $160.5 million in the third quarter of fiscal 2014, a 7.3% increase over the $149.6 million reported in the third quarter last year.

Sandy McLean, CEO, stated, “The results for our third fiscal quarter were positively affected by increased interest and fee income resulting from the state law changes in Texas, Georgia, and Indiana, reversals of long-term incentive accruals due to the departure of the Company’s COO during the quarter, as well as a leveling off of the Company’s charge-off ratios.” Additionally, “The Company’s growth in earnings per share has benefitted from our ongoing share repurchase program during the past year. We continue to use our excellent cash flow and strong financial position to fund our loan growth while repurchasing shares.” In the first nine months of fiscal 2014, the Company repurchased approximately 1,352,000 shares for $122.0 million. Combined with the 2.6 million shares repurchased during fiscal 2013, the Company reduced its weighted average diluted shares outstanding by 10.9% when comparing the two nine-month periods.

Gross loans rose to $1.26 billion at December 31, 2013, a 6.8% increase over the $1.18 billion outstanding at December 31, 2012, an 18.5% increase since the beginning of the fiscal year. The third quarter’s growth rate in loans was similar to the second quarter’s growth rate, but was lower than growth rates in prior quarters due to lower loan demand from our US operations during the past two quarters.

Interest and fee income increased 9.1% to $142.2 million in the third quarter of fiscal 2014 from $130.3 million in the third quarter of fiscal 2013 due to continued growth in loan volume and expansion of offices. Insurance and other income decreased by 5.4% to $18.3 million in the third quarter of fiscal 2014 compared with $19.3 million in the third quarter of fiscal 2013.

The net charge-off rate for the third quarter of fiscal 2014 increased slightly as a percent of net loans on an annualized basis from 15.6% for the three months ended December 31, 2012 to 15.7% for the three months ended December 31, 2013. Mr. McLean stated, “Net charge-offs as a percentage of average net loans on an annualized basis were more in line with historical levels than we have seen over the last two quarters.” Accounts contractually delinquent 61+ days increased from 4.3% at December 31, 2012 to 5.0% at December 31, 2013. The provision for loan losses rose 10.0% to $41.1 million in the third quarter of fiscal 2014 compared to the third quarter of fiscal 2013.

The Company’s general and administrative expenses increased by 3.3% compared with the third quarter of the prior year due primarily to new offices opened during fiscal 2014. The Company opened 45 new offices, purchased one new office and merged one office during the first nine-months of the fiscal year, resulting in a total of 1,248 offices at December 31, 2013. General and administrative expenses as a percent of total revenues decreased from 50.0% in the prior year quarter to 48.2% during the current fiscal quarter. General and administrative expenses for the current quarter include the reversal of $2.9 million (pre-tax) of accrued compensation related expense due to the resignation of the Company’s previous COO. The Company’s third quarter effective income tax rate decreased slightly to 37.2% compared with 37.4% in the prior year’s third quarter.

Other key return ratios for the third quarter included a 12.1% return on average assets and a return on average equity of 30.0% (both on a trailing 12-month basis).

Nine-Month Results

For the first nine-months of the fiscal year, net income increased 2.2% to $67.6 million compared to $66.2 million for the nine-months ended December 31, 2012. Fully diluted net income per share rose 14.6% to $5.65 for the first nine-months of fiscal 2014 compared to $4.93 for the first nine-months of fiscal 2013.

Total revenues for the first nine-months of fiscal 2014 rose 8.0% to $455.7 million compared to $421.9 million during the corresponding period of the previous year. Annualized net charge-offs as a percent of average net loans increased from 14.0% during the first nine-months of fiscal 2013 to 14.9% for the first nine-months of fiscal 2014.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,248 offices in 14 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Third Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A script of the Chairman and Chief Executive Officer’s prepared remarks for the conference call has been furnished as Exhibit 99.2 to the Company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”) in connection with this press release, and is available via the SEC’s Edgar database at www.sec.gov, and will also be posted to the Company’s website as soon as practicable. Interested parties may participate in this call by dialing 1-888-576-4387, passcode 6726958. A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=97831. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators having jurisdiction over the Company’s business or consumer financial transactions generically; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company); and the unpredictable nature of litigation. These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K/A filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Interest & fees	$142,213	130,312	403,202	367,429
Insurance & other	18,280	19,328	52,520	54,445
Total revenues	160,493	149,640	455,722	421,874
Expenses:
Provision for loan losses	41,116	37,395	108,007	93,412
General and administrative expenses
Personnel	49,393	48,319	151,837	141,402
Occupancy & equipment	9,702	9,110	28,774	26,891
Advertising	7,317	6,535	13,089	11,981
Intangible amortization	245	329	822	1,037
Other	10,641	10,505	30,001	28,804
	77,298	74,798	224,523	210,115
Interest expense	5,546	4,404	15,503	12,396
Total expenses	123,960	116,597	348,033	315,923
Income before taxes	36,533	33,043	107,689	105,951
Income taxes	13,579	12,369	40,058	39,761
Net income	$22,954	20,674	67,631	66,190
Diluted earnings per share	$1.98	1.58	5.65	4.93
Diluted weighted average shares outstanding	11,593	13,100	11,970	13,431

Consolidated Balance Sheets
(unaudited and in thousands)

		December 31,	March 31,	December 31,
		2013	2013	2012
	ASSETS
Cash		$19,388	11,625	17,174
Gross loans receivable		1,264,058	1,067,052	1,183,706
Less: Unearned interest & fees		(347,333)	(284,956)	(324,731)
Allowance for loan losses		(74,602)	(59,981)	(66,804)
	Loans receivable, net	842,123	722,115	792,171
Property and equipment, net		24,449	23,935	24,105
Deferred income taxes		39,109	29,416	28,248
Goodwill		5,967	5,896	5,896
Intangibles		4,013	4,625	4,661
Other assets		11,962	11,713	11,929
		$947,011	809,325	884,184

	LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable		583,250	400,250	492,700
Income tax payable		6,545	13,942	5,190
Accounts payable and accrued expenses		28,646	28,737	26,786
	Total liabilities	618,441	442,929	524,676
Shareholders' equity		328,570	366,396	359,508
		$947,011	809,325	884,184

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Expenses as a percent of total revenues:
Provision for loan losses	25.6%	25.0%	23.7%	22.1%
General and administrative expenses	48.2%	50.0%	49.3%	49.8%
Interest expense	3.5%	2.9%	3.4%	2.9%

Average gross loans receivable	$1,202,204	$1,124,333	$1,149,554	$1,063,557

Average loans receivable	$869,542	$816,671	$834,004	$774,896

Loan volume	$863,332	$865,507	$2,418,975	$2,379,209

Net charge-offs as percent of average loans	15.7%	15.6%	14.9%	14.0%

Return on average assets (trailing 12 months)	12.1%	13.0%	12.1%	13.0%

Return on average equity (trailing 12 months)	30.0%	26.0%	30.0%	26.0%

Offices opened (closed) during the period, net	18	13	45	49

Offices open at end of period	1,248	1,186	1,248	1,186

CONTACT:
World Acceptance Corporation
John Calmes, 864-298-9800
Chief Financial Officer